                                                                  Exhibit 10-22

                          COBRA ELECTRONICS CORPORATION

              2002 DEFERRED COMPENSATION PLAN FOR SELECT EXECUTIVES

            1. TITLE AND PURPOSE. The arrangement set forth by the terms of this document, as the same shall be amended from time to time, shall be called "Cobra Electronics Corporation 2002 Deferred Compensation Plan for Select Executives." Such arrangement (the "Plan") is established by Cobra Electronics Corporation to provide deferred compensation for the select group of management and highly compensated employees of Cobra Electronics Corporation identified as Participants on Exhibit A hereto. The Plan shall not be a funded plan, and Cobra Electronics Corporation shall be under no obligation to set aside any funds for the purpose of making payments under the Plan. Any payments hereunder shall be made out of the general assets of Cobra Electronics Corporation.

            2. DEFINITIONS. As used herein the following words and phrases shall have the following respective meanings when capitalized:

            (a) Annual Compensation. The amount of salary received from the Company by the Participant during the calendar year during which the Participant terminates employment with the Company; provided, however, that if the Participant terminates employment on a day other than a December 31, the Participant's salary for the calendar year in which he terminates employment with the Company shall be determined as if the Participant had remained employed by the Company through December 31 of such calendar year and the Participant's annual salary remained the same as of the date of the Participant's termination of employment.

            (b) Cause. Embezzlement, misappropriation, theft or other criminal conduct, of which the Participant is convicted, related to the property and assets of the Company or willful refusal to perform or substantial disregard of the Participant's duties as assigned to the Participant by the Company's chief executive officer or board of directors, unless the Participant commences immediate corrective actions within 15 days after notice by the Company's chief executive officer or the chairman of the board of directors of the Company's objection to the Participant's refusal to perform or disregard of the Participant's duties.

            (c) Change of Control. (1) Any person, including a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires the beneficial ownership of, and the right to vote, shares having at least 50% of the aggregate voting power of the class or classes of capital stock of the Company having the ordinary and sufficient voting power (not depending upon the happening of a contingency) to elect at least a majority of the directors of the board of directors of the Company (the "Outstanding Voting Securities"); (2) as the result of any tender or exchange offer, substantial purchase of the equity securities, merger, consolidation, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company immediately prior to such transaction or transactions do not constitute a majority of the board of directors of the Company (or of the board of directors of any successor to or assign of the Company) immediately after the next meeting of stockholders of the Company (or such successor or assign) following such transaction;
         (3) there is consummated a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"), excluding any Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Voting Securities; (ii) no person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) will beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding securities of the corporation resulting from such Corporate Transaction entitled to vote generally in the election of directors and
         (iii) the persons who were directors of the Company immediately prior to such Corporate Transaction will constitute at least a majority of the board of directors of the corporation resulting from such Corporate Transaction.

            (d) Company. Cobra Electronics Corporation and any corporation which succeeds to the business of Cobra Electronics Corporation.

            (e) Compensation Committee. The Compensation Committee of the board of directors of the Company.

            (f) Disability. The Participant is physically or mentally unable to perform his duties for a period of 180 consecutive days.

            (g) Participant. Each individual selected by the Company to participate in the Plan and identified on Exhibit A hereto. If at any time the Company amends Exhibit A hereto to add an individual to Exhibit A hereto, such individual shall become a Participant as of the day identified in such amendment. Such individuals shall be limited to a select group of management or highly compensated employees of the Company.

            (h) Plan Year. The 2002 calendar year and each calendar year thereafter.

            (i) Valuation Date. December 31, 2002, each December 31 thereafter, and each other day selected by the Compensation Committee in its sole discretion.

            (j) Years of Service. The number of complete consecutive twelve-month periods occurring during the period beginning on January 1, 2002 or, if later, the

         Participant's first day of employment by the Company, and ending on the day the Participant's employment with the Company terminates.

            3. MAINTANENCE OF ACCOUNTS. (a) An account shall be maintained for each Participant. The account maintained for a Participant (i) shall as of each Valuation Date be credited or charged with amounts pursuant to Sections 3(b) and each 3(c), and (ii) shall as of the day any payment is made pursuant to
Section 4 or 5 with respect to the Participant be charged with the amount of such payment. Such accounts shall be solely for accounting purposes. The books of accounts, forms and accounting methods used in the administration of Participants' accounts shall be the responsibility of, and shall be subject to the supervision, control and discretion of, the Compensation Committee. The balance of a Participant's account, from time to time, shall be the only amount to which the Participant may be entitled pursuant to the Plan.

            (b) As of December 31, 2002, and as of each subsequent December 31, there shall be credited to the account of each Participant who is a Participant and employed by the Company on such Valuation Date the amount identified with respect to such Participant on Exhibit A hereto. If a Participant's employment with the Company terminates on or after the Participant attains age 65 or a Change of Control occurring on or after January 1, 2002 or due to the Participant's Disability or death, or if the Company terminates the Participant's employment at any time for reasons other than for Cause, and if such termination occurs on a day other than a December 31, there shall be credited to the account of such Participant as of the December 31 of the calendar year during which the Participant's employment terminates the amount identified with respect to such Participant on Exhibit A multiplied by a fraction the numerator of which is the number of days during such year during which the Participant was employed by the Company and the denominator of which is 365.

            (c) Until the vested percentage of a Participant's account balance is paid in full pursuant to Section 4, 5(a) or 5(b) or any payment required by
Section 5(c) is made, an amount described in this paragraph (c) shall be credited or charged to such account as of each Valuation Date with respect to the investment period ending on such Valuation Date and beginning on the first day following the immediately preceding Valuation Date (a "Valuation Period"). Prior to the beginning of each Valuation Period, the Company shall select in its sole discretion investment media in which the Participant's account balance is to be considered, for bookkeeping purposes only, as invested during such Valuation Period. The Company shall prior to the beginning of the Valuation Period inform the Participant of such selection. The Company shall not be required to actually invest the Participant's account balance in such media nor to even set assets aside in an amount equal to such account balance. As of the Valuation Date ending such Valuation Period, the Participant's account as of the immediately preceding Valuation Date shall be credited with the earnings or gains (including realized and unrealized appreciation) or charged with the losses (including expenses and realized and unrealized depreciation) which are or would be realized by the Company during such Valuation Period as if the Participant's account balance as of the immediately preceding Valuation Date, minus any charges for payments made during such Valuation Period, had actually been invested in such media during such Valuation Period. If any such investment media consists of life insurance policies on the Participant's life, such expenses shall include, but not be limited to, policy fees and charges and fund expenses which are or would be realized by the Company during such Valuation Period.

            (d) If it comes to the attention of the Compensation Committee that an error has been made in crediting or charging a Participant's account with any of the amounts prescribed by this Section 3, an appropriate adjustment shall be made to such account.

            4. DEFERRED COMPENSATION PAYMENTS. Subject to Sections 6 and 11, if a Participant's employment with the Company terminates for any reason other than his death or for Cause, the Participant shall be entitled to receive ten payments, with the first such payment being made as soon as administratively practicable after the first January 1 following the later of the date of the Participant's termination of employment and the date on which the Participant attains age 65 and the second through tenth payments being made as soon as administratively practicable after the immediately following nine anniversaries of such January 1; provided however, that if the Participant terminates employment due to a Disability, or after a Change in Control, occurring on or after January 1, 2002 and elects no later than the January 1 following such termination, the first such payment shall be made as soon as administratively practicable after the first January 1 following the date of the Participant's termination of employment and the second through tenth payments shall be made as soon as administratively practicable after the immediately following nine anniversaries of such January 1. The amount of each payment shall equal the product of (i) the balance of the Participant's account as of the Valuation Date immediately preceding such payment minus any charges for any payments made subsequent to such Valuation Date, multiplied by (ii) a fraction (no greater than one) the numerator of which is one and the denominator of which is ten minus the number of payments previously made to the Participant pursuant to the Plan. Notwithstanding the foregoing provisions of this Section, if, upon the termination of the Participant's employment with the Company, the Participant has less than ten Years of Service, the balance of the Participant's account shall, as of the first Valuation Date immediately preceding the Participant's receipt of any payment pursuant to the Plan and prior to the calculation of any such payment amount, be reduced by multiplying the balance of the Participant's account as of such date by the vested percentage based upon the Participant's Years of Service and determined in accordance with the following table and the following sentence:

            Years of Service               Participant's Vested
                                                Percentage
            Less than 4 full years                    0%
               4 full years                          10%
               5 full years                          20%
               6 full years                          30%
               7 full years                          40%
               8 full years                          60%
               9 full years                          80%
              10 full years or more                 100%

In the event of a Participant's Disability, or in the event of a Change in Control, occurring on or after January 1, 2002 and while the Participant is employed by the Company, the Participant shall be deemed to have completed ten full Years of Service for purposes of determining his vested percentage under the table above. Notwithstanding the foregoing, neither any Participant nor any other individual or person including, but not limited to, a Participant's estate, shall be entitled to receive any further payments pursuant to this Section 4 subsequent to the Participant's death or if the Participant's employment terminates for reasons for Cause, and any benefits payable after the Participant's death shall be determined in accordance with Section 5.

            5. PAYMENTS FOLLOWING DEATH. (a) Subject to Sections 6 and 11, in the event that a Participant dies after he begins to receive payments under
Section 4, the Participant's designated beneficiary shall be entitled to receive the remaining payments that would have been received by the Participant (i.e., if the Participant had not died). Notwithstanding the foregoing, the Participant's designated beneficiary may no later than the January 1 following the Participant's death elect to instead receive a single lump sum payment as soon as administratively practicable after such January 1 of an amount equal to the balance of the Participant's account as of the December 31 preceding such January 1 and determined as if the Participant had not died.

            (b) Subject to Sections 6 and 11, in the event that a Participant's employment with the Company terminates for any reason other than his death or for Cause and the Participant subsequently dies before he begins to receive payments under Section 4, the Participant's designated beneficiary shall be entitled to receive the payments that would have been received by the Participant (i.e., if the Participant had not died). Notwithstanding the foregoing, the Participant's designated beneficiary may no later than the January 1 following the Participant's death elect to instead receive a single lump sum payment as soon as administratively practicable after such January 1 of an amount equal to the vested percentage (determined pursuant to Section 4) of the balance of the Participant's account as of the December 31 preceding such January 1 and determined as if the Participant had not died.

            (c) Subject to Sections 6 and 11, in the event that a Participant dies while employed by the Company and before he begins to receive payments under Section 4, the Participant's designated beneficiary shall be entitled to receive a payment every two weeks for a five-year period, with the first such payment being made on the first regular Company pay day following the Participant's death. The amount of each payment shall equal one-twentysixth (1/26) of 50% of the Participant's Annual Compensation for the calendar year during which the Participant's death occurs. Notwithstanding the foregoing, the Participant's designated beneficiary may no later than the January 1 following the Participant's death elect to instead receive a single lump sum payment as soon as administratively practicable after such January 1 of an amount equal to the present value, as determined by the certified public accounting firm that prepares the Company's audited financial statements at the time of the Participant's death, of the aggregate amount of such remaining bi-weekly payments using a discount rate equal to the annual interest rate of 10-year Treasury securities for the month containing the Participant's date of death plus one percent.

            (d) A Participant's designated beneficiary shall be the person or entity designated by the Participant in a writing delivered to the Compensation Committee. If no such designation has been made, or if the designated beneficiary predeceases the Participant, the Participant's designated beneficiary shall be (i) the surviving spouse of such Participant, (ii) if there is no surviving spouse, the surviving children of the Participant, in equal shares, (iii) if there is no surviving spouse and no surviving children, the executor or administrator of the estate of the Participant or (iv) if there is no surviving spouse and no surviving children and if no executor or administrator has been appointed for the estate of the Participant within six months following the date of the Participant's death, the person or persons who would be entitled under the intestate succession laws of the state of the Participant's domicile to receive the Participant's personal estate, in equal shares.

            6.    NONCOMPETITION; NONSOLICITATION; CONFIDENTIALITY.

            (a) As a condition of participation in the Plan and of being eligible to receive any payment pursuant to the Plan, a Participant, while employed by the Company and for a period of two years thereafter (the "Noncompetition Period"), shall not in any manner, directly or indirectly, through any person, firm, corporation or enterprise, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or advisor or consultant to any person, firm, corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business being conducted by the Company or any of its subsidiaries or affiliates as of the effective date of the Participant's termination of employment in any geographic area in which the Company or any of its subsidiaries or affiliates is then conducting such business.

            (b) Also as a condition of participation in the Plan and of being eligible to receive any payment pursuant to the Plan, a Participant shall not during the Noncompetition Period (i) in any manner, directly or indirectly, induce or attempt to induce any employee of or advisor or consultant to the Company or any of its subsidiaries or affiliates to terminate or abandon his or her or its employment or relationship for any purpose whatsoever, or (ii) in connection with any business to which Section 6(a) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries or affiliates; provided, however, that the restriction contained in this Section 6(b) shall not apply to, or interfere with, the proper performance by the Participant of his duties as an employee of the Company.

            (c) Nothing in this Section 6 shall deny participation in the Plan or any benefit payment pursuant to the Plan due to a Participant being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as the Participant has no active participation in the business of such firm, corporation or enterprise.

            (d) Also as a condition of participation in the Plan and of being eligible to receive any payment pursuant to the Plan, a Participant shall not, at any time while employed by the Company or thereafter, make use of or disclose, directly or indirectly, to any person any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries, affiliates or customers or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries, affiliates or customers not available to the public generally or the competitors of the Company or the competitors of any of its subsidiaries or affiliates, in each case that the Participant obtained as a result of his employment by the Company or any of its subsidiaries ("Confidential Information"), except to the extent that such Confidential Information (i) is used by the Participant in the proper performance of his duties as an employee of the Company, (ii) is disclosed by the Participant to his legal counsel in connection with legal services performed by such counsel for the Participant, provided that such disclosure is made on a confidential basis, (iii) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Participant outside the proper performance of his duties as an employee of the Company, or (iv) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency. Also as a condition of participation in the Plan and of being eligible to receive any payment pursuant to the Plan, a Participant shall, promptly following the termination of his employment with Company, surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof); provided, however, that the Participant may retain copies of such documents as are necessary for the preparation of his federal or state income tax returns.

            (e) Upon any failure of a Participant to satisfy any of the conditions described in this Section 6, the Participant and any and all beneficiaries and other persons, including the Participant's estate, shall no longer be entitled to any payments or have any rights under the Plan with respect to the Participant.

            7. THE COMPENSATION COMMITTEE. The Compensation Committee of the board of directors of the Company shall be responsible for the administration of the Plan. The Compensation Committee shall have the duty and authority to interpret and construe the Plan in regard to all questions of eligibility and benefits under the Plan.

            8. CLAIMS PROCEDURE. If a Participant or his beneficiary believes he is entitled to benefits pursuant to the Plan in an amount greater than those which he is receiving or has received, he may file a claim with the Compensation Committee. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant. The Compensation Committee shall review the claim and, unless special circumstances require an extension of time, within 90 days after receipt of the claim, give written notice by registered or certified mail to the claimant of its decision with respect to the claim. If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days. The notice of the Compensation Committee's decision with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, shall set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material or information is necessary, and an explanation of the claim review procedure under the Plan. The Compensation Committee shall also advise the claimant that he or his duly authorized representative may request a review by the Compensation Committee of the denial by filing with the Compensation Committee, within 65 days after notice of the denial has been received by the claimant, a written request of such review. The claimant shall be informed that he may have reasonable access to pertinent documents and submit comments in writing to the Compensation Committee within the same 65-day period. If a request is so filed, review of the denial shall be made by the Compensation Committee within, unless special circumstances require an extension of time, 60 days after receipt of such request, and the claimant shall be given written notice of the final decision. If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 60-day period and in no event shall such an extension exceed 60 days. The notice of the final decision shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based and shall be written in a manner calculated to be understood by the claimant.

            9. NO EMPLOYMENT CONTRACT. The establishment of the Plan shall not be construed as conferring any legal rights on a Participant for a continuation of employment; nor shall it interfere with the rights of the Company to discharge him without regard to the effect such discharge might have under the Plan.

            10. RIGHTS NOT SECURED. Rights of a Participant under the terms of the Plan shall not require the Company to segregate any of its assets in order to provide for the satisfaction of the obligations hereunder or to make any investment of assets; provided, however, that the Company may satisfy its obligations hereunder through any means it desires. A Participant shall not have any rights to, or with respect to, any specific assets of the Company. All rights of a Participant under the terms of the Plan are the unsecured rights of the Participant against the general assets of the Company.

            11. SPENDTHRIFT CLAUSE. It shall be a condition of the payment of the benefits under the Plan that neither such benefits nor any portion thereof shall be assigned, alienated or transferred to any person voluntarily or by operation of any law, including any assignment, division or awarding of property under state domestic relations law (including community property law). If any person endeavors or purports to make any such assignment, alienation or transfer, the amount otherwise provided hereunder which is the subject of such assignment, alienation or transfer shall cease to be payable to any person.

            12. WITHHOLDING, ETC. Any payment or delivery required under the Plan shall be subject to all requirements of the law with regard to withholding taxes, filings, and making of reports, and the Company and a Participant shall each use its or his best efforts to satisfy promptly all such requirements, as applicable.

            13. AMENDMENT AND TERMINATION. The Company may amend, terminate, cancel or rescind the Plan in whole or in part at any time provided that no amendment, termination, cancellation or rescission of the Plan shall result in the reduction of any amount to be paid to any Participant or any beneficiary of a Participant or delay the date or dates on which any such payment shall be made. Notwithstanding the foregoing,

            (i) The Company may amend the Plan to reduce or terminate any credits that would otherwise be made pursuant to Section 3(b) effective on or after the second December 31 immediately following the date of such Company action, in which case the amount to be paid to any Participant or any beneficiary shall be reduced accordingly.

            (ii) The Company may pursuant to any amendment, termination or cancellation of the Plan provide that the vested percentage (determined pursuant to Section 4) of a Participant's account shall, in full satisfaction of all the Company's obligations under the Plan with respect to such Participant, be paid to the Participant in lump sum as soon as administratively practicable as of any Valuation Date following the date of such Company action provided that (A) such account shall first be credited with any amount that would otherwise be credited pursuant to Section 3(b) as of the first December 31 immediately following the date of such action (such amount to be credited no later than the earlier of such Valuation Date or such December 31), (B) amounts described in Section 3(c) continue to be credited or charged to such account up to and including such Valuation Date, and (C) such Participant be deemed to have completed ten full Years of Service for purposes of determining his vested percentage if he is still employed by the Company as of the date of such Company action.

            (iii) The Company may pursuant to an amendment, termination or cancellation of the Plan provide that, for purposes of determing any benefit pursuant to Section 5(c), a Participant's Annual Compensation shall be determined as if the Participant dies and terminates employment with the Company on December 31 of the calendar year during which such Company action occurs.

            14. SUCCESSORS. The Plan shall be binding upon and inure to the benefit of each Participant and his estate, and the Company and any successors of the Company.

            15. GOVERNING LAW. The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended.



            IN WITNESS WHEREOF, and as evidence of the adoption of the Plan, the Company has caused this instrument to be signed by its duly authorized officer and attested as of the 15th day of April, 2002.



                                                  COBRA ELECTRONICS CORPORATION



                                                  By /s/  James R. Bazet
                                                     ---------------------------
                                                  Title  President and Chief
                                                          Executive Officer

                                    EXHIBIT A


                                     Section 3(b) Credit Amount for                Section 3(b) Credit Amount for
                                     each December 31 up to and                    each December 31 Following the
                                     Including the First December 31               First December 31 Following
PLAN PARTICIPANTS                    Following Attainment of Age 65                Attainment of Age 65
----------------                     -------------------------------               ------------------------------
William Chamberlain                               $14,080                                        $0
Lucy Erikson                                      $27,013                                        $0
James Flaherty                                    $25,190                                        $0
Bruce Legris                                      $19,617                                        $0
John Pohl                                         $21,957                                        $0
Daniel Schiff                                     $13,433                                        $0